Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Reports Second Quarter 2023 Results; Reaffirms 2023 Outlook

Record Quarter Sales of $577.2 Million vs. $502.5 Million in Prior Year Quarter

Second Quarter Diluted EPS of $1.15 vs. $0.55 in Prior Year Quarter

Adjusted EPS of $1.26 vs. $0.97 in Prior Year Quarter

PITTSBURGH, August 3, 2023 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today reported net income attributable to Koppers for the second quarter of 2023 of $24.5 million, or $1.15 per diluted share, compared to $11.7 million, or $0.55 per diluted share, in the prior year quarter.

Adjusted net income attributable to Koppers and adjusted earnings per share (EPS) were $26.9 million and $1.26 per share for the second quarter of 2023, compared to $20.5 million and $0.97 per share in the prior year quarter.

Consolidated sales of $577.2 million, which was a record quarter, increased by $74.7 million, or 14.9 percent, compared with $502.5 million in the prior year quarter. Excluding a $4.3 million unfavorable impact from foreign currency changes, sales increased by $79.0 million, or 15.7 percent.

The Railroad and Utility Products and Services (RUPS) business delivered record quarter sales and higher year-over-year profitability as a result of pricing increases and volume increases for crossties and utility poles, partially offset by higher raw material and operating costs.

The Performance Chemicals (PC) segment generated record quarter sales and higher year-over-year profitability driven by pricing increases from renegotiated customer contracts to offset higher costs experienced in the prior year and volume increases on a net basis globally.

The Carbon Materials and Chemicals (CMC) segment sales increased from prior year due to increased pricing; however, profitability was unfavorably impacted by higher raw material costs, partly offset by higher pricing and higher volumes in certain markets.

President and CEO Leroy Ball said, “Once again, Koppers team members worldwide delivered stellar results even under challenging market conditions. Performance Chemicals continued to have strong year-over-year pricing and recovered most of its higher input costs, while sales volumes remained better than expected. Railroad and Utility Products and Services notched its second-highest profitability quarter in seven years, driven by a favorable pricing environment supported by strong demand in the U.S. utility market. Carbon Materials and Chemicals posted solid results, and at the same time, kept pace in an ever-changing backdrop impacted by the availability of raw materials and demand for end products. I am proud of how Koppers global team continuously exceeds expectations through our unwavering focus on safety, service, quality, and reliability, enabling us to stand out in what has become a much more demanding marketplace.”

Second Quarter Financial Performance

•
RUPS reported record quarter sales of $234.4 million, an increase of $30.2 million, or 14.8 percent, compared to $204.2 million in the prior year quarter. Excluding an unfavorable impact from foreign currency changes of $0.8 million, sales increased by $31.0 million, or 15.2 percent, from the prior year quarter. The sales growth was primarily driven by $20.3 million of price increases across multiple markets, particularly for crossties and utility poles in the United States. In addition, higher volumes for crossties and utility poles also contributed to the sales increase. Adjusted EBITDA for the second quarter was $22.3 million, or 9.5 percent, compared with $13.2 million, or 6.5 percent, in the prior year quarter. Profitability increased year-over-year due primarily to the price increases and $6.5 million from improved plant utilization, partly offset by higher raw material and operating costs.
•
PC generated record quarter sales of $180.9 million, an increase of $31.3 million, or 20.9 percent, compared to sales of $149.6 million in the prior year quarter. Excluding an unfavorable foreign currency impact of $2.3 million, sales increased by $33.6 million, or 22.5 percent, from the prior year quarter. The year-over-year sales growth was the result of global price increases of $21.0 million, particularly in the Americas for copper-based preservatives as well as an 8 percent increase in volumes globally, driven by the Americas and partly offset by Europe and Australasia. Adjusted EBITDA for the second quarter was $32.3 million, or 17.9 percent, compared with $20.4 million, or 13.6 percent, in the prior year quarter. Compared to the prior year quarter, profitability benefited from renegotiated customer contracts, which allowed for increased pricing in order to recapture prior year cost increases, and higher overall volumes, partly offset by higher raw material costs.
•
Sales for CMC of $161.9 million increased by $13.2 million, or 8.9 percent, compared to sales of $148.7 million in the prior year quarter. Excluding an unfavorable impact from foreign currency changes of $1.3 million, sales increased by $14.5 million, or 9.8 percent, from the prior year quarter. Compared with the prior year period, sales were higher primarily due to $7.2 million in price increases as well as volume increases of refined tar in North America, partly offset by price decreases for certain other products and volume decreases of phthalic anhydride in North America. Adjusted EBITDA for the second quarter was $15.7 million, or 9.7 percent, compared with $21.0 million, or 14.1 percent, in the prior year quarter. The year-over-year decrease in profitability reflected raw material cost increases of $17.2 million, particularly in Europe and North America, partly offset by higher pricing and higher volumes in North America driving improved plant utilization.
•
Capital expenditures for the six months ended June 30, 2023, were $62.6 million, compared with $55.8 million for the prior year period. Net of insurance proceeds and cash provided from asset sales, capital expenditures were $60.6 million for the current year period, compared with $51.1 million for the prior year period.

2023 Outlook

Koppers remains committed to expanding and optimizing its business and making continued progress on the company's strategic pillars toward its long-term financial goals. After considering global economic conditions as well as the ongoing uncertainty associated with geopolitical and supply chain challenges, Koppers continues to expect 2023 sales of approximately $2.1 billion, compared with $1.98 billion in the prior year, and 2023 adjusted EBITDA of approximately $250 million, compared with $228.1 million in the prior year.

The effective tax rate for adjusted net income attributable to Koppers in 2023 is projected to be approximately 30 percent, which is consistent with the adjusted tax rate in 2022. Accordingly, 2023 adjusted EPS is forecasted to be approximately $4.40, compared with adjusted EPS of $4.14 in 2022.

Koppers anticipates capital expenditures of approximately $110 million to $120 million in 2023, including capitalized interest, with $40 million to $50 million of the total allocated to discretionary projects that are expected to generate returns on investment of over 20 percent. Net of cash received from asset sales and property insurance recoveries, the net investment in capital expenditures is expected to be $105 million to $115 million.

Commenting on the forecast, Mr. Ball said, “As we close the first half of 2023, I remain confident in our ability to meet and possibly exceed our $250 million adjusted EBITDA forecast for the year. I also believe that we remain on track to reach our $300 million adjusted EBITDA target in 2025, with several attractive opportunities that can take Koppers even further. In the near term, we expect residential treated wood volumes to remain resilient and buck the softening trends seen in most other building products categories. The utility pole market remains as strong as ever, and our customer base is anticipating that the demand strength will continue for the next few years, at minimum. The railroad industry must maintain its infrastructure for safety and reliability; therefore, we are building our inventories and expect to benefit from operational efficiencies associated with higher crosstie treatment volumes. As expected, our current challenge is balancing the volatility in CMC for coal tar and end market demand; however, we are well positioned to manage through it. Serving a diversified mix of infrastructure-related markets through our unique, vertically integrated business model continues to serve us well and remains the biggest driver to our ongoing success.”

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant.

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s results for the quarter. Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10180228. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration. The conference call will be broadcast live on www.koppers.com and can also be accessed here.

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, using replay access code 4206806. The recording will be available for replay through November 3, 2023.

###

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds. Our products and services are used in a variety of niche applications in a diverse range of end markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries. We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, and Europe. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."

For more information, visit: www.koppers.com. Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Koppers believes that adjusted EBITDA, adjusted net income attributable to Koppers and adjusted earnings per share provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance. In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans and for certain performance share units granted to management.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release: Unaudited Reconciliation of Net Income to Adjusted EBITDA and Unaudited Reconciliations of Net Income Attributable to Koppers and Adjusted Net Income Attributable to Koppers and Diluted Earnings Per Share and Adjusted Earnings Per Share.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties.

All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$577.2	$502.5	$1,090.6	$961.8
Cost of sales	464.7	419.4	874.0	789.7
Depreciation and amortization	14.4	13.4	28.4	27.6
(Gain) on sale of assets	0.0	0.0	(1.8)	(2.5)
Selling, general and administrative expenses	43.7	40.6	85.3	79.7
Operating profit	54.4	29.1	104.7	67.3
Other income, net	0.2	0.4	0.0	1.0
Interest expense	20.3	11.1	34.3	20.9
Income from continuing operations before income taxes	34.3	18.4	70.4	47.4
Income tax provision	9.9	6.8	19.8	16.5
Income from continuing operations	24.4	11.6	50.6	30.9
Loss on sale of discontinued operations	0.0	0.0	0.0	(0.5)
Net income	24.4	11.6	50.6	30.4
Net income (loss) attributable to noncontrolling interests	(0.1)	(0.1)	0.6	(0.1)
Net income attributable to Koppers	$24.5	$11.7	$50.0	$30.5
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$1.17	$0.56	$2.40	$1.47
Discontinued operations	0.00	0.00	0.00	(0.02)
Earnings per basic common share	$1.17	$0.56	$2.40	$1.45
Diluted -
Continuing operations	$1.15	$0.55	$2.34	$1.44
Discontinued operations	0.00	0.00	0.00	(0.02)
Earnings per diluted common share	$1.15	$0.55	$2.34	$1.42
Comprehensive income (loss)	$18.7	$(38.8)	$52.6	$(18.4)
Comprehensive income (loss) attributable to noncontrolling interests	(0.3)	(0.2)	0.4	(0.3)
Comprehensive income (loss) attributable to Koppers	$19.0	$(38.6)	$52.2	$(18.1)
Weighted average shares outstanding (in thousands):
Basic	20,843	21,026	20,842	21,088
Diluted	21,351	21,239	21,366	21,472

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions, except per share amounts)

	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$48.2	$33.3
Accounts receivable, net of allowance of $3.4 and $3.5	258.3	215.7
Inventories, net	373.1	355.7
Derivative contracts	3.7	3.1
Other current assets	30.2	29.0
Total current assets	713.5	636.8
Property, plant and equipment, net	594.9	557.3
Operating lease right-of-use assets	84.1	86.3
Goodwill	293.8	294.0
Intangible assets, net	108.9	116.1
Deferred tax assets	11.3	11.7
Other assets	9.2	9.2
Total assets	$1,815.7	$1,711.4
Liabilities
Accounts payable	$195.0	$207.4
Accrued liabilities	73.4	96.1
Current operating lease liabilities	21.7	20.5
Current maturities of long-term debt	4.0	0.0
Total current liabilities	294.1	324.0
Long-term debt	902.2	817.7
Accrued postretirement benefits	35.3	34.7
Deferred tax liabilities	22.0	21.5
Operating lease liabilities	62.5	66.3
Other long-term liabilities	43.0	44.2
Total liabilities	1,359.1	1,308.4
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 24,837,622 and 24,547,000 shares issued	0.2	0.2
Additional paid-in capital	273.7	263.9
Retained earnings	407.3	360.2
Accumulated other comprehensive loss	(95.1)	(97.3)
Treasury stock, at cost, 3,965,378 and 3,783,901 shares	(133.5)	(127.6)
Total Koppers shareholders’ equity	452.6	399.4
Noncontrolling interests	4.0	3.6
Total equity	456.6	403.0
Total liabilities and equity	$1,815.7	$1,711.4

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Six Months Ended June 30,
	2023	2022
Cash provided by (used in) operating activities:
Net income	$50.6	$30.4
Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization	28.4	27.6
Stock-based compensation	7.8	6.7
Change in derivative contracts	0.0	7.1
Non-cash interest expense	3.3	1.7
(Gain) on sale of assets	(1.8)	(2.6)
Insurance proceeds	(0.1)	(0.7)
Deferred income taxes	0.9	0.6
Change in other liabilities	(0.9)	(1.0)
Other - net	0.7	5.8
Changes in working capital:
Accounts receivable	(41.8)	(52.3)
Inventories	(17.2)	(19.6)
Accounts payable	(7.5)	28.0
Accrued liabilities	(18.7)	(7.9)
Other working capital	(5.8)	(2.6)
Net cash (used in) provided by operating activities	(2.1)	21.2
Cash (used in) provided by investing activities:
Capital expenditures	(62.6)	(55.8)
Insurance proceeds received	0.1	0.7
Cash provided by sale of assets	1.9	4.0
Net cash used in investing activities	(60.6)	(51.1)
Cash provided by (used in) financing activities:
Net increase in credit facility borrowings	203.1	55.0
Borrowings of long-term debt	388.0	0.0
Repayments of long-term debt	(501.0)	(2.0)
Issuances of Common Stock	1.8	0.7
Repurchases of Common Stock	(5.9)	(18.5)
Payment of debt issuance costs	(4.9)	(4.6)
Dividends paid	(2.5)	(2.1)
Net cash provided by financing activities	78.6	28.5
Effect of exchange rate changes on cash	(1.0)	(3.7)
Net increase (decrease) in cash and cash equivalents	14.9	(5.1)
Cash and cash equivalents at beginning of period	33.3	45.5
Cash and cash equivalents at end of period	$48.2	$40.4
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$14.4	$14.6
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$8.6	$6.3
Accrued capital expenditures	6.0	8.2

UNAUDITED SEGMENT INFORMATION

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$234.4	$204.2	$447.5	$387.6
Performance Chemicals	180.9	149.6	327.8	286.0
Carbon Materials and Chemicals	161.9	148.7	315.3	288.2
Total	$577.2	$502.5	$1,090.6	$961.8
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$22.3	$13.2	$38.1	$24.8
Performance Chemicals	32.3	20.4	58.6	41.2
Carbon Materials and Chemicals	15.7	21.0	35.1	41.2
Total	$70.3	$54.6	$131.8	$107.2
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	9.5%	6.5%	8.5%	6.4%
Performance Chemicals	17.9%	13.6%	17.9%	14.4%
Carbon Materials and Chemicals	9.7%	14.1%	11.1%	14.3%

(1)
The tables below describe the adjustments to arrive at adjusted EBITDA.
(2)
Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$24.4	$11.6	$50.6	$30.4
Interest expense	20.3	11.1	34.3	20.8
Depreciation and amortization	14.4	13.4	28.4	27.6
Income tax provision	9.9	6.8	19.8	16.5
Discontinued operations	0.0	0.0	0.0	0.5
Sub-total	69.0	42.9	133.1	95.8
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure costs (benefits)	0.0	(0.2)	0.1	0.0
(Gain) on sale of assets	0.0	0.0	(1.8)	(2.5)
LIFO expense(1)	0.2	5.1	0.4	6.8
Mark-to-market commodity hedging losses	1.1	6.8	0.0	7.1
Total adjustments	1.3	11.7	(1.3)	11.4
Adjusted EBITDA	$70.3	$54.6	$131.8	$107.2

(1)
The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.

UNAUDITED RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO KOPPERS AND

ADJUSTED NET INCOME ATTRIBUTABLE TO KOPPERS AND

DILUTED EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income attributable to Koppers	$24.5	$11.7	$50.0	$30.5
Adjustments to arrive at adjusted net income:
Impairment, restructuring and plant closure costs (benefits)	0.0	(0.2)	0.1	0.0
(Gain) on sale of assets	0.0	0.0	(1.8)	(2.5)
LIFO expense(1)	0.2	5.1	0.4	6.8
Mark-to-market commodity hedging losses	1.1	6.8	0.0	7.1
Write-off of debt issuance costs	2.0	0.4	2.0	0.4
Total adjustments	3.3	12.1	0.7	11.8
Adjustments to income tax and noncontrolling interests:
Income tax on adjustments to pre-tax income	(0.8)	(3.2)	(0.6)	(3.1)
Deferred tax adjustments	0.0	0.0	0.2	0.7
Noncontrolling interest	(0.1)	(0.1)	0.6	(0.1)
Effect on adjusted net income	2.4	8.8	0.9	9.3
Adjusted net income including discontinued operations	26.9	20.5	50.9	39.8
Loss on sale of discontinued operations	0.0	0.0	0.0	0.5
Adjusted net income attributable to Koppers	$26.9	$20.5	$50.9	$40.3
Diluted weighted average common shares outstanding (in thousands)	21,351	21,239	21,366	21,472
Earnings per share:
Diluted earnings per share - continuing operations	$1.15	$0.55	$2.34	$1.44
Diluted earnings per share - net income	$1.15	$0.55	$2.34	$1.42
Adjusted earnings per share	$1.26	$0.97	$2.38	$1.87
(1)
The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.